EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the BlueLinx Holdings Inc. 2006 Long-Term Equity Incentive Plan of our reports dated February 26, 2008, with respect to the consolidated financial statements of BlueLinx Holdings Inc. and subsidiaries included in its Annual Report (Form 10-K) for the fiscal year ended December 29, 2007, and the effectiveness of internal control over financial reporting of BlueLinx Holdings Inc. filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Atlanta, Georgia
June 9, 2008